EXHIBIT 99.1


               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements made by public companies. This safe-harbor protects a company from securities law liability in connection with forward-looking statements if Pivotal complies with the requirements of the safe-harbor. As a public company, we have relied and will continue to rely on the protection of the safe harbor in connection with our written and oral forward-looking statements.

When evaluating our business, you should consider:

     o    all of the information in this quarterly report;

     o the risk factors described in our annual report on Form 10-K for the year ended June 30, 2001; and

     o    the risk factors described below.


                                  RISK FACTORS


IMPORTANT FACTORS THAT MAY AFFECT OUR BUSINESS, OUR RESULTS OF OPERATIONS AND OUR STOCK PRICE.

Holders of our common shares are subject to the risks and uncertainties inherent in our business. You should consider the following factors, as well as other information set forth in this report, in connection with any investment in our common shares. If any of the risks described below occurs, our business, results of operations and financial condition could be adversely affected. In such cases, the price of our common shares could decline, and you could lose part or all of your investment.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements. You should consider our forward-looking statements in light of the following risk factors and other information in this report. If any of the risks described below occurs, our business, results of operation and financial condition could differ from those projected in our forward-looking statements. We are under no duty to update any of our forward-looking statements after the date of this report. You should not place undue reliance on forward-looking statements.


FACTORS  RELATING  TO OUR  BUSINESS  AND THE  MARKET FOR  CUSTOMER  RELATIONSHIP
MANAGEMENT AND ELECTRONIC BUSINESS SOLUTIONS MAKE OUR TOTAL REVENUE AND FUTURE OPERATING RESULTS UNCERTAIN AND MAY CAUSE THEM TO FLUCTUATE FROM PERIOD TO PERIOD.

Our operating results have varied in the past, and we expect that they may continue to fluctuate in the future. In addition, our operating results may not follow any past trends. Some of the factors that could affect the amount and timing of our revenues from software licenses and related expenses and cause our operating results to fluctuate include:

     o general economic conditions, which may affect our customers' capital investment levels in management information systems;
     o    changes in the economy and foreign currency exchange rates;
     o    market acceptance of our solutions;



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     o    the length and variability of the sales cycle for our solutions, which typically ranges between two and eight months from our initial contact with a potential customer to the signing of a license agreement;
     o    the size and  timing of  customer  orders,  which can be  affected  by
          customer   order   deferrals   in   anticipation   of   new   solution
          introductions, solution enhancements, and customer budgeting and purchasing cycles;
     o our ability to successfully expand our sales force and marketing programs;
     o    increases in the cost of software and professional services;
     o    our ability to successfully expand our international operations;
     o the introduction or enhancement of our solutions or our competitors' solutions;
     o    changes in our or our competitors' pricing policies;
     o    activities of and acquisitions by competitors;
     o our ability to develop, introduce and market new solutions on a timely basis and control our costs; and
     o customer satisfaction and our reputation relating to our products and services.

One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period or may cause our net revenue and operating results to fluctuate significantly. Based upon the preceding factors, we may experience a shortfall in revenue or earnings or otherwise fail to meet public market expectations, which could materially and adversely affect our business, financial condition, results of operations and the market price of our common stock.


OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONAL TRENDS AND VARIATIONS IN THE FISCAL OR QUARTERLY CYCLES OF OUR CUSTOMERS

Our total revenue and operating results may vary significantly from quarter to quarter. The main factors that may affect these fluctuations are:

     o    seasonal variations in operating results;
     o    variations in the fiscal or quarterly cycles of our customers;
     o    the discretionary nature of our customers' purchase and budget cycles;
     o    the size and complexity of our license transactions;
     o    the potential delays in recognizing revenue from license transactions;
          and
     o    the timing of new product releases.

We have experienced, and expect to continue to experience, seasonality with respect to solution license revenues. Except for the year ended June 30, 2001, we have historically recognized more license revenues in the fourth quarter of our fiscal year and recognized less license revenues in the subsequent first quarter. We believe that these fluctuations are caused in part by customer buying patterns and the efforts of our direct sales force to meet or exceed fiscal year-end quotas. In addition, our sales in Europe are generally lower during the summer months than during other periods. We expect that these seasonal trends are likely to continue in the future. If revenues for a quarter ending September 30 are lower than the revenues for the prior quarter, it may be hard to determine whether the reason for the reduction in revenues involves seasonal trends or other factors adversely affecting our business.

Our solution revenues are not predictable with any significant degree of certainty and future solution revenues may differ from historical patterns. If customers cancel or delay orders, it can have a material adverse impact on our revenues and results of operations from quarter to quarter. Because our results of operations may fluctuate from quarter to quarter, you should not assume that you could predict results of operations in future periods based on results of operations in past periods.

Even though our revenues are difficult to predict, we base our expense levels in part on future revenue projections. Many of our expenses are fixed, and we cannot quickly reduce spending if revenues are lower than expected. This could result in



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significantly  lower  income or greater  loss than we  anticipate  for any given period. We will react accordingly to minimize any impact.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT HOW OUR BUSINESS WILL DEVELOP AND FUTURE OPERATING RESULTS.

We commenced operations in January 1991. We initially focused on the development of application software for pen computers. In September 1994, we changed our focus to research and development of customer relationship management and electronic business solutions. We commercially released the versions of our solutions on the following dates:

     o    Pivotal Relationship - April 1996.
     o    Pivotal eRelationship - February 1999.
     o    Pivotal eRelationship 2000 - February 2000.
     o    Pivotal Anywhere - October 1999.
     o    Pivotal eSelling - June 2000.
     o    Pivotal eSelling 2.0 - March 2001.
     o    Pivotal ePower  (originally a component of  eRelationship)  - February
          2000.
     o    Pivotal ePower 2.0 - March 2001.
     o    Pivotal Digital Intelligence - March 2001.
     o    Pivotal PartnerHub 2.0 - May 2001.
     o    Pivotal Instant Action - May 2001.
     o    Pivotal ePower Lifecycle Engine - Oracle Edition - August 2001.

We have a limited operating history and we face many of the risks and uncertainties encountered by early-stage companies in rapidly evolving markets. These risks and uncertainties include, but are not limited to:

     o    no history of profitable operations;
     o    uncertain market acceptance of our solutions;
     o    our reliance on a limited number of solutions;
     o the risks that competition, technological change or evolving customer preferences could adversely affect sales of our solutions;
     o our reliance on third parties to market, install, and support our solutions;
     o our dependence on a limited number of key personnel, including our co-founders;
     o our dependence on the adoption and success of the Microsoft. NET platform;
     o the risk that our management will not be able to effectively react to and manage the changes to the company resulting from the rapidly evolving market;
     o the risk that our management will not be able to identify or effectively manage acquisitions we have undertaken or may undertake in the future; and
     o a general economic downturn and stock market declines affecting technology companies.

The new and evolving nature of the customer relationship management and electronic business market increases these risks and uncertainties. Our limited operating history makes it difficult to predict how our business will develop and our future operating results.


WE HAVE A HISTORY OF LOSSES, WE MAY INCUR LOSSES IN THE FUTURE AND OUR LOSSES MAY INCREASE IF PROJECTED REVENUES ARE NOT ACHIEVED TO SUPPORT THE LEVEL OF OPERATING EXPENSES.

We have incurred net losses in each fiscal year since inception, except for the year ended June 30, 1998, in which we had net income of approximately $4,000. As at September 30, 2001, we had an accumulated deficit of approximately $70.8 million. We have increased our operating expenses in recent periods and announced a restructuring on October 25, 2001



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which we anticipate will result in a quarterly cost structure of $19 million for the quarter ended March 31, 2002. We will continue to examine the level of operating expenses based on projected revenues. Any planned increases in operating expenses may result in larger losses in future periods if projected revenues are not achieved. As a result, we will need to generate significantly greater revenues than we have to date to achieve and maintain profitability. We cannot be certain that our revenues will increase. Our business strategies may not be successful and we may not be profitable in any future period.


THE MARKET FOR OUR SOLUTIONS IS HIGHLY COMPETITIVE.

The market for our software is intensely competitive and rapidly changing. The past year has been one of vendor consolidation. Today, the direct competitors are fewer in number as companies are looking for business technology solutions that deliver rapid results. We face competition from companies in the Customer Relationship Management software market and in the overall enterprise business application market. Some of our actual and potential competitors are larger, better established companies and have greater technical, financial and marketing resources. Increased competition may result in price reductions, lower gross margins or loss of our market share, any of which could materially adversely affect our business, financial condition and operating results. Some competitors include Siebel Systems Inc., Oracle Corporation, SAP AG, Onyx Corporation and PeopleSoft, Inc.

Microsoft has also entered the Customer Relationship Management market with its MS portal site called bCentral which is designed for small businesses. It is possible that Microsoft may introduce solutions that compete directly with us.

In addition, as we develop new solutions, particularly applications focused on electronic commerce or specific industries, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that may enable them to rapidly increase their market share.


WE DEPEND UPON MICROSOFT AND THE CONTINUED ADOPTION AND PERFORMANCE OF THE MICROSOFT .NET PLATFORM.

We have designed our solutions to operate on the Microsoft .NET platform, including Windows .NET and .NET Enterprise Servers. Microsoft .NET is a new platform initiative of Microsoft announced in June 2000. We have spent considerable resources developing and testing the compatibility of our solutions for Microsoft .NET. The performance of our solutions with Windows .NET and the
 .NET Enterprise Servers has limited experience in the marketplace. As a result, we market our solutions exclusively to customers who have developed their computing systems around this platform.

Our future financial performance will depend on the continued growth and successful adoption of Microsoft .NET -including, Windows .NET and the .NET
Enterprise  Servers.   Microsoft  .NET  faces  competition,   particularly  from
computing  platforms  such as Unix and the Java 2 Platform,  Enterprise  Edition
(J2EE), and databases from companies such as Oracle. Acceptance of Microsoft .NET may not continue to increase in the future. The market for software applications that run on these platforms has in the past been significantly affected by the timing of new solution releases, competitive operating systems and enhancements to competing computing platforms. If the number of businesses that adopt Microsoft Windows .NET fails to grow or grows more slowly than we currently expect, or if Microsoft delays the release of new or enhanced solutions, our revenues from the Pivotal Customer Relationship Management and eBusiness solution suite could be adversely affected.

The performance of our solutions depends, to some extent, on the technical capabilities of the Microsoft .NET platform. If this platform does not meet the technical demands of our solutions, the performance or scalability of our solutions could be limited and, as a result, our revenues from the Pivotal Customer Relationship Management and eBusiness solution suite could be adversely affected.



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We have also launched a global  business  development  initiative with Microsoft aimed at leading the emerging customer relationship management and electronic business market. The success of this initiative will depend on the ability of Pivotal and Microsoft to jointly market and sell to Global 2000 companies the Pivotal Customer Relationship Management and eBusiness solution suite combined with Microsoft .NET Enterprise Servers.

Microsoft has entered the Customer Relationship Management market with its MS portal site called bCentral, which is designed for small businesses. It is possible that Microsoft may decide to introduce solutions or services that directly compete with our solutions. The introduction of these solutions or services could result from Microsoft acquiring one of our competitors or one of our competitor's products. If Microsoft becomes our competitor, it may harm or end our co-marketing and co-selling initiatives with Microsoft. Such competition with Microsoft would likely have a material adverse affect on our business, market share, financial condition and results of operations.

Broad antitrust actions initiated by federal and state regulatory authorities resulted in a verdict against Microsoft in the U.S. District Court for the District of Columbia. The U.S. District Court adopted the government's proposed remedy and held that Microsoft should be divided into two companies. Microsoft appealed this verdict to the U.S. Court of Appeals for the District of Columbia. The U.S. Court of Appeals affirmed the U.S. District Court's findings of antitrust violations, but overturned the ruling that Microsoft should be divided into two companies. The U.S. Court of Appeals also removed the judge presiding over this matter in the U.S. District Court and remanded to the U.S. District Court the determination as to what remedies should be pursued against Microsoft. Microsoft appealed this finding of a violation of antitrust laws to the U.S. Supreme Court, but this appeal was denied.

Recently, the Justice Department and Microsoft entered into a settlement agreement that would avoid breaking-up Microsoft as a remedy to the case. Only nine of the 18 states involved in the antitrust actions against Microsoft, however, agreed to be a party to such a settlement. Before the settlement can become effective, the U.S. District Court must permit a public comment period and, thereafter, the U.S. District Court must certify that the settlement between the parties serves the public interest. The comment period regarding the settlement has not yet begun.

European Union regulators are currently investigating whether Microsoft has violated European antitrust laws. Any outcome to these actions that weakens the competitive position of Microsoft .NET solutions could adversely affect the market for our solutions.


THE MARKET FOR PIVOTAL EPOWER LIFECYCLE ENGINE - ORACLE EDITION IS UNKNOWN.

We have announced the availability of our Pivotal ePower Lifecycle Engine - Oracle Editon whereby our solution can now be implemented using Oracle based platforms and technologies. We do not know whether our new Oracle based solution will prove to be attractive to Oracle customers or if it will result in any material revenue for us.


THE SUCCESS OF OUR STRATEGIC ALLIANCE WITH CAP GEMINI ERNST & YOUNG IS UNKNOWN.

We entered a strategic alliance agreement with Cap Gemini Ernst & Young in May 2001 whereby we will jointly market and sell the Pivotal solution suite. We do not know if this will prove to be a successful relationship in the future or if it will result in any material revenue for Pivotal.


THE MARKET FOR OUR SOLUTIONS IS NEW AND HIGHLY UNCERTAIN AND OUR PLAN TO FOCUS ON INTERNET-BASED APPLICATIONS AND INTEGRATE ELECTRONIC COMMERCE FEATURES ADDS TO THIS UNCERTAINTY.

The market for customer relationship management and electronic business solutions is still emerging and continued growth demand for and acceptance of the Pivotal Customer Relationship Management and eBusiness solution suite remains uncertain. Even if the market for customer relationship management electronic business solutions grows, businesses may purchase our competitors' products or develop their own. We believe that many of our potential customers are not fully aware of the benefits of the Pivotal Customer Relationship Management and eBusiness solution suite and, as a result, these solutions may never achieve full market acceptance.



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The development of our Internet-based  Pivotal Customer Relationship  Management and eBusiness solution suite for customer relationship management and electronic business and our plan to integrate additional features presents additional challenges and uncertainties. We are uncertain how businesses will use the Internet as a means of communication and commerce and whether a significant market will develop for Internet-based customer relationship management and electronic business solutions such as those developed by us. The use of the Internet is evolving rapidly, and many companies are developing new products and services that use the Internet. We do not know what forms of products and services may emerge as alternatives to our existing solutions or to any future
Internet-based   customer   relationship   management  and  electronic  business
solutions we may introduce. We have spent, and will continue to spend, considerable resources educating potential customers about our solutions and customer relationship management and electronic business software solutions. However, even with these educational efforts, market acceptance of our solutions may not increase. If the markets for our solutions do not grow or grow more slowly than we currently anticipate, our revenues may not grow and may even decline.


OUR SALES CYCLE IS INCREASING AND THE AVERAGE SIZE OF OUR LICENSING TRANSACTIONS VARIES WIDELY FROM QUARTER TO QUARTER, WHICH COULD HARM OUR OPERATING RESULTS.

We believe that an enterprise's decision to purchase a customer relationship management and electronic business solution is discretionary, involves a significant commitment of its resources and is influenced by its budget cycles. To successfully sell licenses for our solutions, we typically must educate our potential customers regarding the use and benefits of customer relationship management and electronic business solutions in general and our solutions in particular, which can require significant time and resources. We have restructured our sales process to allow some potential customers an evaluation period during which they may evaluate our software solutions at no charge prior to any decision to purchase. Consequently, the period between initial contact and the purchase of licenses for our solutions is often long and subject to delays associated with the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures. This sales cycle is variable and has been growing longer over the last two quarters. We believe that the new evaluation period may further lengthen our sales cycle. We frequently must invest substantial resources to develop a relationship with a potential customer and educate its personnel about our solutions and services with no guarantee that our efforts will be rewarded with a sale.

In recent months we were impacted by a significant reduction in our customers' project sizes, deferral of purchasing and lack of an urgency to purchase and the overall unpredictability of customer decision-making. In addition, we have also recently seen a reduction in size of customer orders in the final stages of negotiations as a result of reduction in the customer's project size. We do not know if these trends will continue and the increase in sales cycle and varying transaction sizes could harm our operating results.


OUR SUCCESS WILL DEPEND UPON THE SUCCESS OF OUR SOLUTIONS.

We anticipate that a majority of our revenues and growth in the foreseeable future will come from license and service related sales of our integrated solution suite, consisting of Pivotal Sales, Pivotal Marketing, Pivotal Service, Pivotal Collaboration Hubs, Pivotal Commerce, and Pivotal eBusiness Platform, as well as industry specific solutions. Accordingly, failure of our integrated solution suite to gain increased market acceptance and compete successfully would adversely affect our business, results of operations and financial condition. Our future financial performance will depend on our ability to succeed in the continued sale of our integrated solution suite and related services as well as the development of new versions and enhancements of these solutions.


THE SUCCESS OF OUR SOLUTIONS WILL DEPEND UPON THE CONTINUED USE AND EXPANSION OF THE INTERNET.

Increased sales of our solutions and any future Internet-based applications and electronic commerce features we integrate with our current solutions, will depend upon the expansion of the Internet as a leading platform for commerce and communication. If the Internet does not continue to become a widespread communications medium and commercial



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marketplace, the demand for our solutions could be significantly reduced and our solutions and any future Internet-based and electronic commerce features may not be commercially successful. The Internet infrastructure may not be able to support the demands placed on it by continued growth. The Internet could lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility and quality of service.

Other concerns that could inhibit the growth of the Internet and its use by business as a medium for communication and commerce include:

     o    concerns about security of transactions conducted over the Internet;
     o concerns about privacy and the use of data collected and stored recording interactions over the Internet;
     o the possibility that federal, state, local or foreign governments will adopt laws or regulations limiting the use of the Internet or the use of information collected from communications or transactions over the Internet; and
     o    the possibility that governments will seek to tax Internet commerce.


WE  DEPEND  ON  THIRD-PARTY   WIRELESS  SERVICE  PROVIDERS  FOR  THE  SUCCESSFUL
IMPLEMENTATION OF OUR PIVOTAL ANYWHERE SOLUTION.

Our Pivotal Anywhere solution provides a wireless platform that allows our other solutions to be accessed wirelessly. We depend on third-party providers of wireless services for the successful implementation of Pivotal Anywhere. Because Pivotal Anywhere relies on wireless services developed and maintained by third parties, we depend on these third parties' abilities to deliver and support reliable wireless services. The wireless industry is new and rapidly developing and involves many risks, including:

     o extensive government regulation in licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems which may prevent our third-party providers from successfully expanding their wireless services;
     o rapid expansion of the wireless services infrastructure which may result in flaws in the infrastructure; and
     o concerns over the radio frequency emissions or other health and safety risks that may discourage use of wireless services.


OUR FUTURE REVENUE GROWTH COULD BE IMPAIRED IF WE ARE UNABLE TO EFFECTIVELY MANAGE THE RESTRUCTURING OF OUR DIRECT SALES AND SUPPORT INFRASTRUCTURE.

Our future revenue growth will depend in large part on our ability to successfully manage the restructuring of our direct sales force, our sales processes and sales support infrastructure, and our customer support capability. We may not be able to successfully restructure these functions or to recruit and train experienced direct sales, consulting and customer support personnel. There is presently a shortage of qualified personnel to fill these positions. If we are unable to hire and retain highly skilled direct sales personnel we may not be able to increase our license revenue to the extent necessary to achieve profitability. If we are unable to hire highly trained consulting and customer support personnel we may be unable to meet customer demands. If we are unable to restructure the sales processes and sales support infrastructure our sales and sales support personnel may not be successful. Even if we are successful in managing the restructuring of our direct sales force, our sales processes and sales support infrastructure, and our customer support capability, the restructuring may not result in revenue growth.



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WE RELY ON OUR  PIVOTAL  ALLIANCE  NETWORK  OF  INDEPENDENT  COMPANIES  TO SELL,
INSTALL AND SERVICE OUR SOLUTIONS AND TO PROVIDE SPECIALIZED SOFTWARE FOR USE WITH THEM AND OUR PIVOTALHOST PROGRAM RELIES ON THIRD-PARTY APPLICATION SERVICE PROVIDERS.

We do not have the internal implementation and customization capability to support our current level of sales of licenses. Accordingly, we have established and relied on our international network of independent companies we call the Pivotal Alliance. Members of the Pivotal Alliance market and sell our solutions, provide implementation and customization services, provide technical support and maintenance on a continuing basis and provide us with software applications that we can bundle with our solutions to address specific industry and customer requirements. Approximately 17% and 18% of our license revenues for the quarter ended September 30, 2001 and 2000, respectively were from sales made through third-party resellers. The majority of our customers retain members of the Pivotal Alliance to install and customize our solutions. If we fail to maintain our existing Pivotal Alliance relationships, or to establish new relationships, or if existing or new members of the Pivotal Alliance do not perform to our expectations, our ability to sell, install and service our solutions may suffer.

There is an industry trend toward consolidation of systems integrators that implement, customize and maintain software solutions. Some of the systems integrators in the Pivotal Alliance have engaged in discussions concerning business consolidations. We are uncertain as to the effect that any consolidation may have on our relationships with members of the Pivotal Alliance.

The  success  of our  PivotalHost  program  will  depend on the  commitment  and
performance  of  third-party   application  service  providers  to  successfully
implement and market services that incorporate our solutions.


THE LOSS OF OUR CO-FOUNDERS OR OTHER KEY PERSONNEL OR OUR FAILURE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

Our success depends largely upon the continued service of our executive officers and other key management, sales and marketing and technical personnel. The loss of the services of one or more of our executive officers or other key employees could have a material adverse effect on our business, results of operations and financial condition. In particular, we rely on our co-founders, Norman Francis, Chairman of the Board of Directors, and Keith Wales, our Executive Vice President, Corporate Projects and director. We also rely on Bo Manning, our President, Chief Executive Officer and director and Divesh Sisodraker, our Chief Financial Officer. We do not have an employment agreement with Mr. Wales and, therefore, he could terminate his employment with us at any time without penalty. We maintain key man insurance on the lives of Messrs. Francis and Wales but do not maintain key man insurance on the lives of Messrs. Manning or Sisodraker.

Our future success also depends on our ability to attract and retain highly qualified personnel. The competition for qualified personnel in the computer software and Internet markets is intense, and we may be unable to attract or retain highly qualified personnel. Due to intense competition for qualified employees, it may be necessary for us to increase the level of compensation paid to existing and new employees such that our operating expenses could be materially increased. The price of our common shares has declined significantly in the past year. Many of our key employees hold options to purchase common shares with exercise prices significantly greater than the current market price of the common shares. Accordingly, our current share option program may be of limited value in retaining and motivating employees.


WE FACE RISKS FROM THE EXPANSION OF OUR INTERNATIONAL OPERATIONS.

We have permanent offices in the United States, Canada, Ireland, Northern Ireland, England, Japan, Australia, New Zealand, Germany and France. We are
constantly reviewing our international sales and operations to determine if offices are required in other countries. As a result, we expect to continue this expansion of our international operations in the future. International operations are subject to numerous inherent potential risks, including:

     o    unexpected changes in regulatory requirements;
     o    export restrictions, tariffs and other trade barriers;
     o    changes in local tax rates or rulings by local tax authorities;
     o    challenges  in staffing and  managing  foreign  operations,  differing
          technology  standards,   employment  laws  and  practices  in  foreign
          countries;
     o    less favorable intellectual property laws;
     o    longer  accounts   receivable   payment  cycles  and  difficulties  in
          collecting payments;
     o    political and economic instability; and
     o fluctuations in currency exchange rates and the imposition of currency exchange controls.

Any of these factors could have a material adverse effect on our business, financial condition or results of operations. Our international expansion has and will continue to require significant management attention and financial resources. We have had to significantly enhance our direct and indirect international sales channels and our support and services capabilities. We may not be able to maintain or increase international market demand for our solutions. We may not be able to sustain or increase international revenues from licenses or from consulting and customer support.

In some foreign countries we rely on selected solution providers to translate our software into local languages, adapt it to local business practices and complete installations in local markets. We are highly dependent on the ability and integrity of these solution providers, and if any of them should fail to properly translate, adapt or install our software, our reputation could be damaged and we could be subjected to liability. If any of these solution providers should fail to adequately secure our software against unauthorized copying, our proprietary software could be compromised.


FLUCTUATIONS IN CURRENCY EXCHANGE RATES AND RISKS ASSOCIATED WITH OUR RISK MANAGEMENT POLICIES MAY AFFECT OUR OPERATING RESULTS.

Substantially all of our revenues and corresponding receivables are in U.S. dollars. However, a majority of our research and development expenses, customer support costs and administrative expenses are in Canadian dollars. Accordingly, we are exposed to fluctuations in the exchange rates between the U.S. dollar and the Canadian dollar.

We have adopted a foreign currency risk management policy intended to reduce the effects of potential fluctuations on the results of operations stemming from our exposure to these risks. As part of this risk management, we identify our future Canadian currency requirements related to payroll costs, capital expenditure and operating lease commitments and enter into forward exchange contracts or purchase Canadian dollars in the open market at the beginning of an operation period to cover these anticipated currency needs.

For additional information regarding our forward exchange contracts, see Part I,
Item 3 "Quantitative Disclosures About Market Risk" contained in this Report.

If our actual currency requirement in the period forecasted differs materially from the notional amount of our forward contracts and/or the amount of Canadian dollars purchased in the open market during a period of currency volatility or if we do not continue to manage our exposure to foreign currency through forward contracts or other means, we could experience unanticipated foreign currency gains or losses.

Our foreign currency risk management policy subjects us to risks relating to the creditworthiness of the commercial banks with which we enter into forward contracts. If one of these banks cannot honor its obligations, we may suffer a loss. We also invest in our international operations which will likely result in increased future operating expenses denominated in United Kingdom and Irish pounds, French Francs, euros, German marks, Japanese yen, Australian dollars and New Zealand dollars. Our exposure to exchange fluctuations in foreign currencies is not material to date and accordingly, our current foreign currency risk management practices do not cover foreign exchange risks related to these other currencies. In the future, our exposure to foreign currency risks from these other foreign currencies may increase and if not managed appropriately, we could experience unanticipated foreign currency gains and losses.

The purpose of our foreign currency risk management policy is to reduce the effect of exchange rate fluctuation on our results of operations. Therefore, while our foreign currency risk management policy may reduce our exposure to losses resulting from unfavorable changes in currency exchange rates, it also reduces or eliminates our ability to profit from favorable changes in currency exchange rates.


FLUCTUATIONS IN THE MARKET VALUE OF OUR SHORT-TERM INVESTMENTS AND IN INTEREST RATES MAY AFFECT OUR OPERATING RESULTS.

For additional information regarding the sensitivity of and risks associated with the market value of short-term investments and interest rates, see Part I,
Item 2 "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this Report.


WE HAVE EXPERIENCED RAPID GROWTH WHICH HAS PLACED A STRAIN ON OUR RESOURCES IN THE PAST AND HAVE RECENTLY ANNOUNCED RESTRUCTURING INITIATIVES TO REDUCE OUR WORKFORCE, FACILITIES AND BUSINESS FUNCTIONS. ANY FAILURE TO EFFECTIVELY MANAGE THE RAPID CHANGE IN SIZE OF OUR COMPANY COULD CAUSE OUR BUSINESS TO SUFFER.

In the past, we expanded our operations rapidly. The number of our employees increased from 526 on June 30, 2000 to 714 on June 30, 2001. This expansion placed a significant strain on our managerial, operational and financial resources as we integrated and managed new employees, more locations, more customers, suppliers and other business relationships. In July, 2001, we reduced our workforce to 675. On October 25, 2001 we announced corporate restructuring initiatives which included a workforce reduction of 125 employees, representing 22% of our total workforce worldwide, consolidation of excess facilities and restructuring of certain business functions. Any failure by us to properly manage this rapid change in workforce, facilities and business functions could impair our ability to efficiently manage our business to maintain and developing important relationships with members of the Pivotal Alliance and other third parties and to attract and service customers. It could also cause us to incur higher operating costs and delays in the execution of our business plan or in the reporting or tracking of our financial results.


THE MARKET FOR OUR SOLUTIONS AND THE CURRENT ECONOMIC CONDITIONS ARE UNCERTAIN AND MAY CAUSE OUR BUSINESS TO SUFFER.

The market for our solutions and related services is unpredictable. We are experiencing signs of weakness due to the current economic slowdown in the market and the related reluctance of companies to acquire significant software systems at this time. These market conditions may continue to deteriorate causing further changes to the buying behaviour of our customers which would result in our inability to meet our projected financial results. The severity and duration of any further deterioration may compel us to consider further reductions in our workforce to realign with those new market conditions, on either a regional or global scale, or both. This reduction could adversely impact our ability to develop, deliver and/or service our existing and new products, as well as our ability to attract, maintain and service our customers.


THE INTEGRATION OF CURRENT AND FUTURE ACQUISITIONS MAY BE DIFFICULT AND DISRUPTIVE.

We are in the process of integrating the Inform business with our business and we are expending financial and management resources in this effort. We anticipate that we may acquire other companies in the future. Acquisitions and the integration of new companies take significant financial and management resources and are subject to risks commonly encountered in acquisitions, including, among others, risk of loss of key personnel, difficulties associated with assimilating ongoing businesses and the ability of our sales force and consultants to become educated on new products and solutions. We will also need to integrate the solutions of acquired companies into our solution offering. We may not successfully overcome these risks or any other problems that may be encountered in connection with the acquisition of Inform or future acquisitions. Accordingly, it is uncertain whether we will receive the benefits we anticipate from these acquisitions and we may not realize value from these acquisition comparable to the resources we invest in them.

As part of our business strategy, we regularly review acquisition opportunities and we may seek to grow by making additional acquisitions. We may not effectively select acquisition candidates, negotiate or finance acquisitions or integrate the acquired businesses and their personnel or acquired products or technologies into our business. We cannot be certain that we can complete any acquisition we pursue on favorable terms, or that any acquisition will ultimately benefit our business.


OUR PLAN TO EXPAND OUR SERVICE CAPABILITY COULD ADVERSELY AFFECT GROSS PROFIT MARGINS AND OPERATING RESULTS.

Revenues from services and maintenance have lower gross margins than revenues from licenses. Therefore, an increase in the percentage of revenues generated from services and maintenance as compared to revenues from licenses will lower our overall gross margins. In addition, an increase in the cost of revenues from services and maintenance as a percentage of revenues from services and maintenance could have a negative impact on overall gross margins.

Although margins related to revenues from services and maintenance are lower than margins related to revenues from licenses, our services organization currently generates gross profits, and we are seeking to expand our service capability and our revenues from services and maintenance.

Revenues from services and maintenance depend in part on renewals of technical support contracts by our customers, some of which may not be renewed. Our ability to increase revenues from services and maintenance will depend in large part on our ability to increase the scale of our services organization, including our ability to successfully recruit and train a sufficient number of qualified services personnel. We may not be able to do so.

If demand for our services organization does not increase, gross profits could fall, or we may incur losses from our services activities. The costs of delivering services could increase and any material increase in these costs could reduce or eliminate the profitability of our services activities.


WE RELY ON SOFTWARE LICENSED TO US BY THIRD PARTIES FOR FEATURES WE INCLUDE IN OUR SOLUTIONS.

We incorporate into our solutions, software that is licensed to us by third-party software developers including Microsoft SQL Server 2000, Microsoft SQL Server 7.0, Sheridan Calendar Control, InstallShield 3, Crystal Reports, E.piphany E.4, and Interactive Intelligence Enterprise Interaction Center. We are seeking to further increase the capabilities of our solutions by licensing additional applications from third parties. A significant interruption in the availability of any of this licensed software could adversely affect our sales, unless and until we can replace this software with other software that performs similar functions. Because our solutions incorporate software developed and maintained by third parties, we depend on these third parties' abilities to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. If third-party software offered now or in the future in conjunction with our solutions becomes obsolete or incompatible with future versions of our solutions, we may not be able to continue to offer some of the features we presently include in our solutions unless we can license alternative software or develop the features ourselves.

WE MUST CONTINUE TO DEVELOP ENHANCEMENTS TO OUR SOLUTIONS AND NEW APPLICATIONS AND FEATURES THAT RESPOND TO THE EVOLVING NEEDS OF OUR CUSTOMERS, RAPID TECHNOLOGICAL CHANGE AND ADVANCES INTRODUCED BY OUR COMPETITORS.

The software market in which we compete is characterized by rapid change due to changing customer needs, rapid technological changes and advances introduced by competitors. Existing products become obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. New technologies could change the way customer relationship management and electronic business solutions are sold or delivered. As a result, the life cycles of our solutions are difficult to estimate. We also may need to modify our solutions when third parties change software we integrate into our solutions. To be successful we must continue to enhance our current solutions and develop new applications and features.

We may not be able to successfully develop or license the applications necessary to offer these or other features, or to integrate these applications with our existing solutions. We have delayed enhancements and new solution release dates several times in the past and may not be able to introduce new solutions, solution enhancements, new applications or features successfully or in a timely manner in the future. If we delay release of our new solutions or solution enhancements or new applications or features or if they fail to achieve market acceptance when released, we may not be able to keep up with the latest developments in the market and our revenues may fall. We may not be able to respond effectively to customer needs, technological changes or advances introduced by our competitors, and our solutions could become obsolete.


WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS.

Our success depends in part on our ability to protect our proprietary software and our other proprietary rights from copying, infringement or use by unauthorized parties. To protect our proprietary rights we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers, although we have not signed these types of agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our solutions and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into. We may not become aware of, or have adequate remedies in the event of, these types of breaches or unauthorized activities.


CLAIMS BY OTHER COMPANIES THAT OUR SOLUTIONS INFRINGE THEIR COPYRIGHTS OR PATENTS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR SOLUTIONS AND INCREASE OUR COSTS.

If any of our solutions violates third-party proprietary rights, including copyrights and patents, we may be required to reengineer our solutions or obtain licenses from third parties to continue offering our solutions without substantial reengineering. Although some of our current and potential competitors have sought patent protection for similar customer relationship management and electronic business solutions, we have not sought patent protection for our solutions. If a patent has been issued or is issued in the future to a third-party that prevents us from using technology included in our solutions, we would need to obtain a license or re-engineer our solution to function without infringing the patent. Any efforts to re-engineer our solutions or obtain licenses from third parties may not be successful and, in any case, could substantially increase our costs, force us to interrupt sales or delay solution releases.

OUR SOLUTIONS AND PRODUCTS WE RELY ON MAY SUFFER FROM DEFECTS OR ERRORS.

Software solutions as complex as ours may contain errors or defects, especially when first introduced or when new versions are released. We have had to delay commercial release of some versions of our solutions until software problems were corrected, and in some cases have provided solution enhancements to correct errors in released solutions. Our new solutions and solution enhancements or new applications or features may not be free from errors after commercial shipments have begun. Any errors that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation, increased service and warranty costs and liability claims.

Our  end-user  licenses  contain  provisions  that limit our exposure to product liability claims, but these provisions may not be enforceable in all jurisdictions. In some cases, we have been required to waive these contractual limitations. Further, we may be exposed to product liability claims in international jurisdictions where our solution provider has supplied our solutions and negotiated the license without our involvement. A successful product liability claim could result in material liability and damage to our reputation.

In addition, products we rely on, such as Microsoft platform products, may contain defects or errors. Our solutions rely on these products to operate properly. Therefore, any defects in these products could adversely affect the operation of and market for our solutions, reduce our revenues, increase our costs and damage our reputation.


IF OUR CUSTOMERS' SYSTEM SECURITY IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER.

A fundamental requirement for online communications is the secure transmission of confidential information over the Internet. Users of our solutions transmit their and their customers' confidential information over the Internet. In our license agreements with our customers, we disclaim responsibility for the security of confidential data and have contractual indemnities for any damages claimed against us. However, if unauthorized third parties are successful in obtaining confidential information from users of our solutions, our reputation and business may be damaged and, if our contractual disclaimers and indemnities are not enforceable, we may be subjected to liability.


CHANGES IN ACCOUNTING STANDARDS AND IN THE WAY WE CHARGE FOR LICENSES COULD AFFECT OUR FUTURE OPERATING RESULTS.

We recognize revenues from the sale of software licenses on delivery of our solutions if:

     o    persuasive evidence of an arrangement exists,
     o    the fee is fixed and determinable,
     o we can objectively allocate the total fee among all elements of the arrangement, and
     o    collection of the license fee is probable.

Under some license arrangements, with either a fixed or indefinite term, our customers agree to pay for the license with periodic payments extending beyond one year. We recognize revenues from these arrangements as the periodic payments become due, provided all other conditions for revenue recognition are met. We have not entered into many of these arrangements, however, if they become popular with our customers, we may have lower revenues in the short-term than we would otherwise, because revenues for licenses sold under these arrangements will be recognized over time rather than upon delivery of our solution.

We recognize maintenance revenues ratably over the contract term, typically one year, and recognize revenues for consulting, education and implementation and customization services as the services are performed.

Administrative agencies responsible for setting accounting standards, including the United States Securities and Exchange Commission and the Financial Accounting Standards Board, are also reviewing the accounting standards related to business combinations and stock-based compensation.

Any changes to these accounting standards or any other accounting standards or the way these standards are interpreted or applied could require us to change the manner in which we recognize revenue or the way we account for share compensation or for any acquisition we may pursue or other aspects of our business, in a manner that could adversely affect our reported financial results.


OUR SHARE PRICE MAY CONTINUE TO BE VOLATILE.

Our share price has fluctuated substantially since our initial public offering in August 1999. The trading price of our common shares is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in revenues and earnings estimates by securities analysts, announcements of technological innovations or new solutions by us or our competitors, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar or related to ours and have been unrelated to the operating performance of these companies. These market fluctuations have adversely affected and may continue to adversely affect the market price of our common shares.


CERTAIN SHAREHOLDERS MAY BE ABLE TO EXERCISE CONTROL OVER MATTERS REQUIRING SHAREHOLDER APPROVAL.

Our current officers, directors and entities affiliated with us together beneficially owned a significant portion of our outstanding common shares as of September 30, 2001. While these shareholders do not hold a majority of our outstanding common shares, they will be able to exercise significant influence over matters requiring shareholder approval, including the election of directors and the approval of mergers, consolidations and sales of our assets. This may prevent or discourage tender offers for our common shares.